Exhibit 12  Accountant's Consent

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We consent to the use and inclusion on Form 10-SB dated March 14, 2005 of Global Agri-Med Technologies, Inc. of our report dated March 10, 2004 with respect to the financial statements of Global Agri-Med Technologies, Inc. for the years ended December 31, 2004 and 2003.

Drakeford & Drakeford
Certified Public Accountants

/s/ John Della Donna John Della Donna, Partner Atlanta, Georgia March 10, 2005